Exhibit 99.2
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Letter of Intent
Tulsa, Oklahoma, March 9, 2006. American Natural Energy Corporation (“ANEC”) (TSX Venture: ANR.U) announced that it has entered into a letter of intent with TransAtlantic Petroleum Corp. (TSE:TNP.U) and its subsidiary TransAtlantic Petroleum (USA) Corp. (collectively “TransAtlantic”) for the purchase of TransAtlantic’s interests in ANEC’s Bayou Couba project, St. Charles Parish, Louisiana (“Bayou Couba”) and the repurchase of the ANEC 8% Convertible Secured Debentures in the principal amount of $3.0 million (the “Debentures”) held by TransAtlantic.
ANEC will pay a total of $3.8 million for TransAtlantic’s Bayou Couba assets and the Debentures. Closing is anticipated to occur within 90 days with an effective date as of the first day of the month in which the transaction closes. The transaction is subject to ANEC securing financing to effect the transaction, the negotiation, preparation and execution of a mutually acceptable definitive agreement and the approval of the respective Boards of both companies.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC and the ability of ANEC to complete the transaction with TransAtlantic, including the ability of ANEC to obtain the necessary financing.. Forward looking statements also include management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC’s development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.